Exhibit 10.76

BUSINESS DEVELOPMENT SERVICES AGREEMENT

This Business Development Agreement (the “Agreement”) is effective as of October 1, 2018 by and between Baishali Sen (“Contractor”) and Maven Coalition, Inc., a Nevada corporation (“Company”).

WHEREAS, Company wishes to engage Contractor for services described in Exhibit A.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Contractor and Company hereby agree as follows:

1.	Services: Company hereby agrees to retain Contractor as an independent contractor for services described in Exhibit A (the “Services”), and Contractor hereby agrees to provide such Services to Company on the terms and conditions set forth in this Agreement. Contractor shall use Contractor’s best efforts to perform the Services such that the results are satisfactory to Company.

2.	Compensation: In compensation for the Services, Company shall pay Contractor the fee described in Exhibit A. Contractor shall not be authorized to incur on behalf of Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by Company in writing. As a condition to receipt of reimbursement, Contractor shall be required to submit to Company supporting receipts.

3.	Payment: Contractor shall submit invoices monthly in reasonable detail including hours worked daily and such invoice will be payable within 30 days after receipt of the invoice and confirmation by Company that the Services have been performed. The first payment will be subject to receipt of an IRS form W-9 and direct deposit information (routing number and account number), to be completed by Contractor within the first week of the engagement. Invoices shall be sent to ap@themaven.net or

Accounts Payable Maven Coalition, Inc. 1500 Fourth Avenue, Suite 200 Seattle, WA 98101

4.	Independent Contractor: In furnishing the Services, Contractor and Company agree that Contractor will at all times be acting as an independent contractor of Company. As such, Contractor will not be an employee of Company and will not be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. Contractor understands that it is Contractor’s responsibility to pay income taxes on the fees collected under this agreement in accordance with federal, state and local laws, and that no deductions or withholdings for taxes or contributions of any kind shall be made by Company.

5.	Service as a Director: It is understood that the Services shall be unrelated to Contractor’s role as a member of the Board of Directors (the “Board”) of TheMaven, Inc., a Delaware corporation and the parent entity of the Company (“Parent”). In the event that the Company or Parent determines that the Services and related compensation hereunder may interfere with Contractor’s exercise of independent judgment as a member of the Board, the Company may terminate this Agreement effective immediately.

6.	Method of Provision of Services: Contractor shall be solely responsible for determining the method, details and means of performing the Services. Contractor acknowledges and agrees that Contractor has no authority to enter into contracts that bind Company or create obligations on the part of Company without the prior written authorization of Company.

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7.	Work Product: As used herein, “Work Product” shall include, without limitation, all materials delivered to Company in connection with this Agreement and all results, proceeds and products of the Services and shall further include, without limitation, all copyrightable works, patents, ideas, inventions, technology, designs and other creations and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with Consultant’s activities for the Company (i) during the term hereof, and (ii) if based on Confidential Information (as defined below), after termination of this Agreement.

All Work Product shall be considered “work made for hire” (as such term is defined in 17 U.S.C. §101) and shall be the sole property of Company, with Company having the right to obtain and hold in its own name all intellectual property rights in and to such Work Product. To the extent that the Work Product may not be considered “work made for hire,” Contractor hereby irrevocably assigns and agrees to assign to Company, without additional consideration, all right, title and interest in and to all Work Product, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof.

8.	Confidentiality: Contractor shall not disclose Confidential Information (as defined below) to others, or use for Contractor’s own benefit outside the strictures of this engagement, except as may be required by law. Contractor agrees that information, in whatever form (written, oral, computer-based, digital, or other), relating in any way to: inventions; trade secrets; processes; methods of processing and production; marketing strategies and tactics; business development plans; new club research; clients; suppliers; vendors; members; prospective members or customers; prices; or any other information related to the business of Company which Contractor may learn, invent, or develop during this engagement, shall at all times be considered confidential and proprietary, and shall remain the exclusive property of Company (the “Confidential Information”). This definition of Confidential Information does not include information that is rightfully and lawfully within the public domain. Contractor’s obligation in this respect shall be considered ongoing and shall continue after the cessation of this engagement with Company.

9.	Responsibilities of the Parties; Liability: The Contractor’s duties and responsibilities shall be limited to those specifically identified in this Agreement. Contractor provides no express or implied warranty for any Services performed by the Contractor. Company’s liability to Contractor is limited to the amount of fees for the services for the most recent month of service.

10.	Term: The term of this Agreement shall commence on the date first specified above, and shall continue until September 1, 2019 unless extended by mutual agreement, pursuant to Section 6or until either party provides prior written notice of termination of at least ten (10) calendar days to the Company. In the event of termination, Company shall be responsible for any portion of compensation owed to the Contractor for any services rendered prior to the effective date of such termination.

11.	Entire Agreement/Modification/Waiver: This Agreement contains the entire and only agreement between the Contractor and Company respecting the subject matter hereof, and no modification, renewal, extension, waiver or termination of this Agreement or any of the provisions hereof shall be binding upon the Contractor or Company unless made in writing and signed by the Contractor and Company.

12.	Survival of Terms: This Agreement shall be binding upon each party. The obligations in Sections 6 and 8 shall survive the termination of this Agreement.

13.	Severability: If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected.

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14.	Governing Law: This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Washington without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above.

By:	/s/ Baishali Sen
Baishali Sen

MAVEN COALITION, INC.

By:	/s/ Rob Scott
Name:	Rob Scott
Title:	Executive Vice President

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EXHIBIT A

(Services and Compensation)

The Company Manager supervising this work is:

Contractor agrees to provide these services:

●	Business Development

	○	Identify potential publishers to join the network

	○	Make and manage introductions to approved publisher targets

●	Partner development:

	○	consulting on progressive political publishers and political network balance

	○	participate in daily network development team conference calls

Compensation for the Services will be:

$25,000 annualized, payable in equal monthly installments each calendar month (pro rata for partial months)

Bonus compensation, which may include equity compensation, may be paid upon the signing of publishers first introduced to the Company by Contractor, to be assessed on a case-by-case basis.

The services will be completed by (date): October 1, 2019 unless earlier terminated or extended by mutual agreement

Services will be provided generally at this location: New York

Contractor’s email: shalirsen@gmail.com	Phone: 917-860-1261

Address:

9940 63rd Road, 1E
Rego Park, NY 11374

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